                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THERMO LASE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

THERMOLASE CORPORATION
10455 PACIFIC CENTER COURT, SAN DIEGO, CA 92121-4339


                                                               February 14, 1997

Dear Stockholder:

     The enclosed Notice calls the 1997 Annual Meeting of the Stockholders of ThermoLase Corporation. I respectfully request all Stockholders attend this Meeting, if possible.

     Our Annual Report for the fiscal year ended September 28, 1996, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

     Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by Proxy.

     I would appreciate your immediate attention to the mailing of this Proxy.

                                      Yours very truly,


                                      JOHN C. HANSEN
                                      Chief Executive Officer and President

THERMOLASE CORPORATION
10455 PACIFIC CENTER COURT, SAN DIEGO, CA 92121-4339

                                                               February 14, 1997

To the Holders of the Common Stock of
  THERMOLASE CORPORATION

                           NOTICE OF ANNUAL MEETING

     The 1997 Annual Meeting of the Stockholders of ThermoLase Corporation (the "Corporation") will be held on Wednesday, March 12, 1997 at 10:00 a.m. at the at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02154. The purpose of the M eeting is to consider and take action upon the following matters:

     1.   Election of ten Directors.

     2. Such other business as may properly be brought before the Meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is January 30, 1997.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by Proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

                              SANDRA L. LAMBERT

                              Secretary

                                PROXY STATEMENT

     The enclosed Proxy is solicited by the Board of Directors of ThermoLase Corporation (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Wednesday, March 12, 1997 at 10:00 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02154, and any adjournment thereof. The mailing address of the executive offices of the Corporation is 10455 Pacific Center Court, San Diego, California 92121-4339. This Proxy Statement and the enclosed Proxy were first furnished to Stockholders of the Corporation on or about February 18, 1997.

                               VOTING PROCEDURES

     The Board of Directors intends to present to the Meeting the election of ten Directors, constituting the entire Board of Directors.


     The representation in person or by proxy of a majority of the outstanding shares of Common Stock of the entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.



     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.


     In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. Withholding authority to vote for a nominee for Director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. With respect to the election of Directors, broker "non-votes" will not be treated as shares present and entitled to vote the matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.


     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.


     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of Januar y 30, 1997, consisted of 40,700,310 shares of Common Stock. Only Stockholders of record at the close of business on January 30, 1997, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                --PROPOSAL 1--

                             ELECTION OF DIRECTORS

     Ten Directors are to be elected at the Meeting, each to hold office until his or her successor is chosen and qualified or until his earlier resignation, death or removal.

NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, ThermoTrex Corporation ("ThermoTrex") and ThermoTrex's parent corporation, Thermo Electron Corporation ("Thermo Electron"), is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation.

--------------------------------------------------------------------------------
CARLISS Y. BALDWIN           Dr. Baldwin, 46, has been a Director of the
                             Corporation since June 1994.  Dr. Baldwin has been
                             the William L. White Professor of Business
                             Administration, Harvard Business School, since
                             1988.  She is also a director of the Federal Home
                             Loan Bank of Boston.
--------------------------------------------------------------------------------
ELIAS P. GYFTOPOULOS         Dr. Gyftopoulos, 69, has been a Director of the
                             Corporation since September 1994. Dr. Gyftopoulos
                             is Professor Emeritus of the Massachusetts
                             Institute of Technology, where he was the Ford
                             Professor of Mechanical Engineering and of Nuclear
                             Engineering for more than 20 years until his
                             retirement in September 1996.  Dr. Gyftopoulos is
                             also a director of Thermo BioAnalysis Corporation,
                             Thermo Cardiosystems Inc., Thermo Electron, Thermo
                             Remediation Inc., ThermoSpectra Corporation,
                             Thermo Voltek Corp. and Trex Medical Corporation.
--------------------------------------------------------------------------------
JOHN C. HANSEN               Mr. Hansen, 37, has been a Director of the
                             Corporation since February 1996 and its President
                             and Chief Executive Officer since May 1995.  From
                             1990 until joining the Corporation, Mr. Hansen was
                             President of Dolphin Acquisition Corp., a
                             skin-care products retailer operating under the
                             name Bare Escentuals, and from 1988 until 1990 he
                             was Vice President, Retail, of Performance, Inc.,
                             a direct marketer and retailer of cycling products.
--------------------------------------------------------------------------------
ROBERT C. HOWARD             Mr. Howard, 66, has been a Director of the
                             Corporation since its inception in December 1992.
                             Mr. Howard was an Executive Vice President of
                             Thermo Electron from 1986 until his retirement in
                             January 1997.  He is also a director of Thermedics
                             Inc., Thermo Cardiosystems Inc., Thermo Power
                             Corporation, ThermoTrex Corporation and Trex
                             Medical Corporation.
--------------------------------------------------------------------------------
PAUL F. KELLEHER             Mr. Kelleher, 54, has been Chief Accounting
                             Officer of the Corporation since its inception in
                             December 1992 and a Director since March 1994.
                             Mr. Kelleher has been Vice President, Finance, of
                             Thermo Electron since 1987 and served as its
                             Controller from 1982 to January 1996.
--------------------------------------------------------------------------------
ANTHONY J. PELLEGRINO        Mr. Pellegrino, 56, has been a Director of the
                             Company since its inception in  December 1992.
                             Mr. Pellegrino has been a Senior Vice President of
                             ThermoTrex since July 1995 and was chairman of
                             LORAD Corporation, a manufacturer of mammography
                             equipment that was acquired by ThermoTrex in
                             November 1992, for more than five years prior to
                             that time.  Mr. Pellegrino is also a director of
                             ThermoQuest Corporation and Trex Medical
                             Corporation.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FIROOZ RUFEH                 Mr. Rufeh, 59, has been a Director of the
                             Corporation since its inception in December 1992.
                             He was also Vice Chairman of the Board of
                             Directors from February 1996 until February 1997.
                             From December 1992 until May 1995, he was Chief
                             Executive Officer of the Corporation, and from May
                             1995 to February 1996, he was also its Chairman of
                             the Board.   Mr. Rufeh was also President of
                             ThermoTrex Corporation from 1988 and a Vice
                             President of Thermo Electron from January 1986,
                             positions he held until February 1997.  Beginning
                             February 15, 1997, Mr. Rufeh will be a consultant
                             to Thermo Electron.  He is also a director  of
                             ThermoTrex Corporation and Trex Medical
                             Corporation.
--------------------------------------------------------------------------------
KENNETH Y. TANG              Dr. Tang, 49, has been a Director of the
                             Corporation since June 1995.  Dr. Tang has been
                             Senior Vice President of ThermoTrex Corporation
                             for more than five years.  He is also a director
                             of Trex Medical Corporation.
--------------------------------------------------------------------------------
GARY S. WEINSTEIN            Mr. Weinstein, 39, has been  a Director and the
                             Chairman of the Board of the Corporation since
                             February 1996.  Since February 1996, Mr. Weinstein
                             has also been Chairman and Chief Executive Officer
                             of ThermoTrex and a Vice President of Thermo
                             Electron.  Mr. Weinstein was a Managing Director
                             of Lehman Brothers Inc. from 1992 until February
                             1996, serving from March 1995 until leaving the
                             firm as Managing Director, head of Global
                             Syndicate and Equity Capital Markets. Mr.
                             Weinstein joined Lehman Brothers in 1988 and
                             served in various positions, including head of
                             Equities in Europe, head of Equity New Issues in
                             North and South America and head of Global
                             Convertible Securities.  Mr. Weinstein is also a
                             director of ThermoTrex Corporation and Trex
                             Medical Corporation.
--------------------------------------------------------------------------------
DR. NICHOLAS T. ZERVAS       Dr. Zervas, 67, has been a Director of the
                             Corporation since its inception in December 1992,
                             and has been Chief of Neurological Service,
                             Massachusetts General Hospital, since 1977.  Dr.
                             Zervas is also a director of Thermedics Inc.,
                             Thermo Cardiosystems Inc., and ThermoTrex
                             Corporation.
--------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS


     The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside Directors. The present members of the Audit Committee are Dr. Baldwin (Chairman) and Dr. Zervas. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Dr. Zervas (Chairman), Dr. Baldwin and Dr. Gyftopoulos. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met seven times, the Audit Committee met three times and the Human Resources Committee met seven times during fiscal 1996. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he or she served held during fiscal 1996.

COMPENSATION OF DIRECTORS

     CASH COMPENSATION

     Directors who are not employees of the Corporation, of Thermo Electron or any other companies affiliated with Thermo Electron (also referred to as "outside Directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of outside Directors' fees is made quarterly. Mr. Hansen, Mr. Kelleher, Mr. Pellegrino, Mr. Rufeh and Mr. Weinstein are all employees of Thermo Electron and its subsidiaries and do not receive any cash compensation from the Corporation for their services as Directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

     DEFERRED COMPENSATION PLAN FOR DIRECTORS

     Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he or she ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of ThermoTrex or Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of ThermoTrex or Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued on the date of deferral as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 100,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of December 28, 1996,
796.01 deferred units had been accumulated under the Deferred Compensation Plan.

     DIRECTORS STOCK OPTION PLAN

     The Corporation has adopted a directors stock option plan (the "Directors Plan") providing for the grant of stock options to purchase shares of the Common Stock to outside Directors as additional compensation for their service as Directors, which was amended in 1995. The Directors Plan provides for the grant of stock options upon a Director's initial appointment and, beginning in 1999, awards options to purchase 1,000 shares annually to outside Directors.


     Under the Directors Plan, outside Directors appointed prior to 1995 were awarded an option to purchase 30,000 shares of Common Stock upon the Director's appointment or election. The size of the award to new Directors initially joining the Board of Directors after 1995 is reduced by 6,000 shares in each subsequent year. Directors initially joining the Board of Directors after 1999 would not receive an option grant upon their appointment or election to the Board of Directors, but would be eligible to participate in the annual option awards described below. All options evidencing initial grants are exercisable six months after the grant, subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation or any other Thermo Electron company. In such event, the restrictions and repurchase rights lapse in equal annual installments of 6,000 shares per year, starting with the first anniversary of the grant date, provided the Director has continuously served as a Director of the Corporation or any other Thermo Electron company since the grant date. These options expire on the seventh anniversary of the grant date if granted before the end of 1995 and on the fifth anniversary of the grant date if granted after 1995, unless the Director dies or otherwise ceases to serve as a Director of the Corporation or any other Thermo Electron company prior to that date.


     In addition, under the Directors Plan, outside Directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, commencing in 1999. The annual grant is made at the close of business on the date of Annual Meeting of the Stockholders to each outside Director then holding office, commencing with the Annual Meeting of Stockholders in 1999. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options would be subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a Director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.


     The exercise price for options that have been granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange for the five trading days preceding and including the date of grant. An aggregate of 400,000 shares of Common Stock has been reserved for issuance under the Directors Plan.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

     During fiscal 1996, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy for Directors. The stock holding policy requires each Director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1996, which is described in the Committee Report on Executive Compensation - Stock Ownership Policies.


     In addition, the Committee adopted a policy requiring Directors to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options. Under this policy, Directors are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in the Committee Report on Executive Compensation - Stock Ownership Policies.

                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of ThermoTrex and Thermo Electron, as of December 28, 1996, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of common stock, (ii) each Director and nominee for Director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all Directors and executive officers as a group.


     While certain Directors and executive officers of the Corporation are also directors and executive officers of ThermoTrex or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by ThermoTrex.

                                            THERMOLASE       THERMOTREX     THERMO ELECTRON
                NAME (1)                  CORPORATION (2)  CORPORATION (3)  CORPORATION (4)
                --------                  ---------------  --------------   ---------------
ThermoTrex Corporation (5)...............     25,960,996              N/A               N/A
Carliss Y. Baldwin.......................         61,400                0             1,000
Paul E. Cain.............................        357,400              753               898
Elias P. Gyftopoulos.....................         61,400            4,500            71,070
John C. Hansen...........................        504,831          100,353            22,913
Robert C. Howard.........................         70,181           35,554           194,493
Paul F. Kelleher.........................         83,300           10,400           144,998
Anthony J. Pellegrino....................        408,582          807,021           115,875
Firooz Rufeh.............................        260,694          100,541           133,286
Raymond D. Sphire........................         50,000               86               100
Kenneth Y. Tang..........................        354,318           79,516            26,033
Gary S. Weinstein........................        168,044          110,000           160,412
Charles K. Wittenberg....................         68,000                0            24,750
Mark H. Wurth............................        150,000           22,620             7,780
Nicholas T. Zervas.......................         87,020           28,261                 0
All Directors and current executive
officers as a group (16 persons).........      2,773,390        1,324,244         1,476,435

(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of ThermoTrex and Thermo Electron beneficially owned consist of shares owned by the indicated person, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by each Director and executive officer and by all Directors and executive officers as a group exclude 25,960,996 shares beneficially owned by ThermoTrex, as to which shares each Director and executive officer and all members of such group disclaim ownership. Shares of Common Stock beneficially owned by Dr. Baldwin, Dr. Cain, Dr. Gyftopoulos, Mr. Hansen, Mr. Howard, Mr. Kelleher, Mr. Pellegrino, Mr. Rufeh, Mr. Sphire, Dr. Tang, Mr. Weinstein, Mr. Wittenberg, Mr. Wurth, Dr. Zervas and all Directors and executive officers as a group include 61,400, 350,000, 61,400, 480,000, 43,200, 77,000,
     72,000, 44,240, 50,000, 304,000, 100,000, 68,000, 150,000, 67,068 and
     2,007,108 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares beneficially owned by Dr. Zervas and all Directors and executive officers as a group include 796 shares allocated through December 28, 1996 to Dr. Zervas' account maintained pursuant to the Corporation's Deferred Compensation Plan for Directors. Shares beneficially owned by Mr. Pellegrino include 2,082 shares held in a trust of which Mr. Pellegrino's spouse is the trustee for the benefit of Mr. Pellegrino's minor child. Shares beneficially owned by Dr. Tang include 3,878 shares held by Dr. Tang's daughter. As of December 28, 1996, no Director or executive officer beneficially owned 1% or more of the Common Stock, other than Mr. Hansen, who beneficially owned 1.2%, and Mr. Pellegrino, who beneficially owned 1.0% of the Common Stock; all Directors and executive officers as a group beneficially owned 6.5% of Common Stock outstanding as of such date.


(3) Shares of ThermoTrex common stock beneficially owned by Dr. Gyftopoulos, Mr. Hansen, Mr. Howard, Mr. Kelleher, Mr. Pellegrino, Mr. Rufeh, Dr. Tang, Mr. Weinstein, Mr. Wurth, Dr. Zervas and all Directors and executive officers as a group include 4,500, 100,000, 31,320, 10,400, 134,500,
     66,000, 63,318, 100,000, 22,500, 26,200 and 580,638 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares beneficially owned by Dr. Zervas and all Directors and executive officers as a group include 2,061 shares allocated through December 28, 1996 to Dr.Zervas' account maintained pursuant to ThermoTrex's deferred compensation plan for directors. Shares beneficially owned by Mr. Pellegrino include 10,408 shares held in a trust of which Mr. Pellegrino's spouse is the trustee for the benefit of Mr. Pellegrino's minor child. Shares beneficially owned by Mr. Tang include 2,025 shares held by Dr. Tang's daughter. As of December 28, 1996, no director or executive officer beneficially owned more than 1% of the ThermoTrex common stock outstanding as of such date, other than Mr. Pellegrino, who beneficially owned 4.1% of such common stock; all directors and executive officers as a group beneficially owned approximately 6.7% of the ThermoTrex common stock outstanding as of December 28, 1996.


(4) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of Thermo Electron common stock beneficially owned by Dr. Gyftopoulos, Mr. Hansen, Mr. Howard, Mr. Kelleher, Mr. Pellegrino, Mr. Rufeh, Dr. Tang, Mr. Weinstein, Mr. Wittenberg, Mr. Wurth and all Directors and executive officers as a group include 9,375, 22,500, 47,361, 97,574, 115,875, 90,560, 23,850, 160,075, 24,750, 7,500 and
     1,041,892 shares, respectively, that such person or member of the group have the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Howard, Mr. Kelleher and all Directors and executive officers as a group include 3,040, 1,324 and 6,298 full shares, respectively, allocated through December 28, 1996 to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan. No Director or executive officer beneficially owned more than 1% of Thermo Electron's common stock outstanding as of such date; all Directors and executive officers as a group beneficially owned 1.0% of the common stock of Thermo Electron outstanding as of such date.


(5) ThermoTrex owned 63.9% of the Common Stock outstanding as of December 28, 1996. ThermoTrex's address is 10455 Pacific Center Court, San Diego, California 92121. As of December 28, 1996, ThermoTrex had the power to elect all of the members of the Corporation's Board of Directors. ThermoTrex is a majority owned subsidiary of Thermo Electron and therefore, Thermo Electron may be deemed a beneficial owner of the shares of Common Stock beneficially owned by ThermoTrex. Thermo Electron disclaims beneficial ownership of these shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of change in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1996, except in the following instances. ThermoTrex, the corporation's parent company, had one late Form 4 reporting one transaction. Thermo Electron, the parent company of ThermoTrex had two late Forms 4 reporting four transactions, which included the transaction reported late by ThermoTrex.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and four other most highly compensated executive officer (the "named executive officers") for the last full fiscal year from October 1, 1995 to September 28, 1996 ("fiscal 1996"), for the nine-month period from January 1, 1995 to September 30, 1995 ("fiscal 1995"), reflecting a change in the Corporation's fiscal year-end to the 52 or 53 week period ending on the Saturday closest to September 30, and for the preceding full fiscal year from January 2, 1994 to December 31, 1994 ("fiscal 1994").


     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron.
The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                                                    SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------------
                                                                           LONG TERM
                                                                         COMPENSATION
                                                                         ------------
                                                                          SECURITIES
                                      ANNUAL COMPENSATION             UNDERLYING  OPTIONS
    NAME AND PRINCIPAL       FISCAL   -------------------             (NO. OF SHARES AND             ALL OTHER
         POSITION             YEAR    SALARY        BONUS                COMPANY) (3)           COMPENSATION (4)
         --------             ----    ------        -----               ------------            ----------------
John C. Hansen (5)           1996     $225,000      $115,000 (2)       22,500   (TMO)                 $2,674
  Chief Executive Officer                                               2,000   (TBA)
  and President                                                         2,000   (TFG)
                                                                        2,000   (TLT)
                                                                        6,000   (TOC)
                                                                        6,000   (TMQ)
                                                                        2,000   (TSR)
                                                                        4,000   (TXM)
                             1995     $168,750 (1)   $48,000 (5)      600,000   (TLZ)                     --
                                                                      100,000   (TKN)
---------------------------------------------------------------------------------------------------------------------------
Mark H. Wurth (6)            1996     $160,000       $60,000 (2)        7,500   (TMO)                 $4,359 (7)
  Vice President, Operations 1995     $ 53,333 (1)   $30,000 (6)      150,000   (TLZ)                     --
                                                                       25,000   (TKN)
---------------------------------------------------------------------------------------------------------------------------
Dr. Paul E. Cain (8)         1996     $150,000       $10,000 (2)           --                         $5,888
  Vice President             1995     $112,500 (1)   $18,000               --                         $6,840
                             1994     $150,000       $98,000               --                             --
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Raymond D. Sphire (9)        1996     $100,000        $36,000 (2)      30,000   (TLZ)                     --
   Vice President
--------------------------------------------------------------------------------------------------------------------------
Charles K. Wittenberg (10)   1996     $ 67,500        $45,000 (2)      68,000   (TLZ)                 $5,321
   Vice President
--------------------------------------------------------------------------------------------------------------------------

(1) Annual compensation for executive officers is reviewed and determined on a calendar year basis, even though the Corporation's fiscal year ends in September. The Corporation changed its fiscal year-end to September from December in 1995, and as a consequence, the salary data for fiscal 1995 reflects salary paid during the nine-month period from January 1, 1995 to September 30, 1995. Salary data for subsequent fiscal years represents salary paid during the Corporation's full fiscal year.

(2) The bonus amount presented for fiscal 1995 represents the bonus paid for performance during calendar 1995. Bonuses have not yet been determined for calendar 1996; therefore, the bonus amounts shown for fiscal 1996 are estimates.

(3) In addition to receiving options to purchase Common Stock (designated in the table as "TLZ"), executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the period covered by the table to the named executive officers in the following Thermo Electron companies:
     Thermo Electron (designated in the table as TMO), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), and Trex Medical Corporation (designated in the table as TXM).

(4) Represents the amount of matching contributions made on behalf of the named executive officer participating in the Thermo Electron 401(k) Plan.

(5) Mr. Hansen was appointed Chief Executive Officer and President of the Corporation on May 1, 1995. The bonus reported for Mr. Hansen for fiscal 1995 represents the bonus paid for the eight-month period from the commencement of his employment through December 1995.

(6) Mr. Wurth was appointed Vice President, Operations of the Corporation in June 1995. The bonus reported for Mr. Wurth for fiscal 1995 represents the bonus paid for the seven-month period from the commencement of his employment through December 1995.

(7) In addition to $1,661, which represents the amount of matching contributions made on behalf of the named executive officer participating in the Thermo Electron 401(k) Plan, the amount reported includes $2,698, which represents the amount of compensation attributable to an interest-free loan provided to Mr. Wurth in connection with his relocation to San Diego, California. See "Relationship with Affiliates".

(8) Dr. Cain was appointed a Vice President of the Corporation in March 1995. Dr. Cain also serves as a Director of ThermoLyte Corporation, a majority owned subsidiary of Thermo Electron. Options granted to Dr. Cain in his capacity as a director of ThermoLyte are not included in the table as they were granted as compensation for service in a capacity other than in his capacity as an officer of the Corporation.

(9) Mr. Sphire was appointed a Vice President of the Corporation on June 11, 1996. The bonus reported for Mr. Sphire for fiscal 1995 represents the bonus attributable to calendar 1995 performance.

(10) Mr. Wittenberg was appointed a Vice President of the Corporation on January 9, 1996.

STOCK OPTIONS GRANTED DURING FISCAL 1996

     The following table sets forth information concerning individual grants of stock options by the Corporation and other Thermo Electron companies made during fiscal 1996 to the named executive officers in their capacities as officers of the Corporation. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.

                                              OPTION GRANTS IN FISCAL 1996
-------------------------------------------------------------------------------------------------------------
                                              PERCENT OF                                 POTENTIAL REALIZABLE
                                                 TOTAL                                     VALUE AT ASSUMED
                                                OPTIONS                                 ANNUAL RATES OF STOCK
                              NUMBER OF       GRANTED TO        EXERCISE                PRICE APPRECIATION FOR
                             SECURITIES        EMPLOYEES         PRICE                     OPTION TERM (2)
                         UNDERLYING OPTIONS    IN FISCAL          PER     EXPIRATION       ---------------
         NAME                GRANTED (1)         YEAR            SHARE       DATE           5%          10%
         ----                -----------         ----            -----       ----           --          ---
John C. Hansen              22,500  (TMO)            1.4%  (3)    $32.60    11/28/07    $583,650   $1,568,475
                             2,000  (TBA)            0.2%  (3)    $10.00     3/11/08     $15,920      $42,760
                             2,000  (TFG)            0.4%  (3)    $10.00     9/12/08     $15,920      $42,760
                             2,000  (TLT)            0.6%  (3)    $10.00     3/11/08     $15,920      $42,760
                             6,000  (TOC)            0.2%  (3)    $12.00      4/9/08     $57,300     $153,960
                             6,000  (TMQ)            0.2%  (3)    $13.00     3/11/08     $62,100     $166,800
                             2,000  (TSR)            0.4%  (3)    $14.00     3/11/08     $22,280      $59,880
                             4,000  (TXM)            0.2%  (3)    $11.00     3/11/08     $35,000      $94,080
-------------------------------------------------------------------------------------------------------------
Mark H. Wurth.....           7,500  (TMO)            0.5%  (3)    $32.60    11/28/07    $194,550     $522,825
-------------------------------------------------------------------------------------------------------------
Paul E. Cain......              --                    --              --          --          --           --
-------------------------------------------------------------------------------------------------------------
Raymond D.                  30,000  (TLZ)           16.3%         $23.55     9/12/08    $562,200   $1,510,800
Sphire ...........
-------------------------------------------------------------------------------------------------------------
Charles K.                  40,000  (TLZ)           21.7%         $23.48      1/9/08    $747,600   $2,008,400
Wittenberg........          28,000  (TLZ)           15.2%         $23.55     9/12/08    $524,720   $1,410,080
-------------------------------------------------------------------------------------------------------------

(1) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two stock split distributed in June 1996 in the form of a 50% stock dividend. All of the options granted during the fiscal year are immediately exercisable at the date of grant, except options to purchase ThermoLyte Corporation (designated in the table as TLT), which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the Corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron and accordingly are reported as a percentage to total options granted to employees of Thermo Electron and its public subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1996

     The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options to purchase shares of Thermo Electron companies held at the end of fiscal 1996 by the named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.

             AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FISCAL
--------------------------------------------------------------------------------
                          1996 YEAR-END OPTION VALUES
--------------------------------------------------------------------------------

                                                                        NO. OF UNEXERCISED
                                                  SHARES               OPTIONS AT FISCAL        VALUE OF
                                                 ACQUIRED                   YEAR-END           UNEXERCISED
                                                    ON       VALUE       (EXERCISABLE/        IN-THE-MONEY
           NAME              COMPANY             EXERCISE   REALIZED   UNEXERCISABLE) (1)        OPTIONS
           ----              -------             --------   --------   ------------------        ---------
John C. Hansen.............. ThermoLase           120,000  $2,041,200    480,000  /0       $5,584,800  /--
                             ThermoTrex              -           -       100,000  /0       $1,487,500  /--
                             Thermo Electron         -           -        22,500  /0         $174,938  /--
                             Thermo BioAnalysis      -           -         2,000  /0           $7,750  /--
                             Thermo Fibergen         -           -         2,000  /0           $5,250  /--
                             ThermoLyte              -           -             0  /2,000           --  / $0 (2)
                             Thermo Optek            -           -         6,000  /0          $18,000  /--
                             ThermoQuest             -           -         6,000  /0           $3,000  /--
                             Thermo Sentron          -           -         2,000  /0               $0  /--
                             Trex Medical            -           -         4,000  /0          $37,000  /--
-----------------------------------------------------------------------------------------------------------------
Mark H. Wurth................ThermoLase              -           -       150,000  /0       $1,286,250  /--
                             ThermoTrex             2,500     $63,063     22,500  /0         $291,938  /--
                             Thermo Electron         -           -         7,500  /0          $58,313  /--
-----------------------------------------------------------------------------------------------------------------
Paul E. Cain.................ThermoLase            50,000  $1,012,500    350,000  /0       $7,306,250  /--
-----------------------------------------------------------------------------------------------------------------
Raymond D. Sphire............ThermoLase              --         --        50,000  /0          $56,900  /--
-----------------------------------------------------------------------------------------------------------------
Charles K.
Wittenberg (3)...............ThermoLase              --         --        68,000  /0               $0  /--
-----------------------------------------------------------------------------------------------------------------

(1) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two stock split distributed in June 1996 in the form of a 50% stock dividend. All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end, except the options to purchase shares of ThermoLyte Corporation (designated in the table as TLT), which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act and (ii) nine years from the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting Corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo

     Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date.


(2) No public market existed for the shares as of December 28, 1996. Accordingly, no value in excess of the exercise price has been attributed to these options.


(3) Prior to his appointment as a Vice President of the Corporation in January 1996, Mr. Wittenberg was an associate general counsel of Thermo Electron. Mr. Wittenburg holds unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation, which were granted to him as compensation for his service as an associate general counsel. Those options are not reported in the table as they were granted as compensation for service in a capacity other than in his capacity as an officer of the Corporation.

EMPLOYMENT AGREEMENT

     In connection with the acquisition by the Corporation of CBI Laboratories, Inc. ("CBI") in 1993, Dr. Cain entered into a four-year employment agreement with CBI. Pursuant to the terms of this agreement, Dr. Cain will be paid a base salary of $150,000 per year and an annual bonus which in no event will exceed $100,000. In the event Dr. Cain ceases to be an employee of CBI, CBI is only obligated to continue paying salary to Dr. Cain under the terms of his employment agreement if CBI terminated Dr. Cain's employment without cause.

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation

     All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.


     The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.


     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Cosmetics/Personal Care Industry.


     Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.


     The Corporation changed its fiscal year to end on the Saturday nearest September 30 in 1995. Because the compensation practices of the Corporation are guided by the policies of its parent corporation, Thermo Electron, the Committee plans to continue to conduct cash compensation reviews on a calendar-year basis in order to coincide with the compensation reviews conducted by the human resources committee of Thermo Electron. Thermo Electron operates on a fiscal year that ends on the Saturday nearest December 31.

     The process for determining each of these elements for the Corporation's officers is outlined below.

     BASE SALARY

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in calend ar 1996 for the named executive officers generally reflect this practice of gradual increases and moderation. In the case of Dr. Cain, a vice president of the Corporation and president and chief executive officer of its CBI Laboratories, Inc. subsidiary, base salary is determined under an employment agreement entered into with Dr. Cain at the time CBI Laboratories was acquired in December 1993. Dr. Cain's agreement provides for the payment of a base salary of $150,000 per year through December 31, 1997.

     CASH BONUS

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in 1996 measured return on assets, growth in income, and return on sales, and the Committee's determinations also included an evaluation of the contributions of each executive that are not captured by operating measures but are considered
important to the creation of long-term value for the Stockholders.   These
measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.


     The bonuses for named executive officers approved by the Committee with respect to calendar 1996 performance in each instance exceeded the median potential bonus except for Dr. Cain.

     STOCK OPTION PROGRAM

     The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.


     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent corporations, Thermo Electron and ThermoTrex, and other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of net awards to all employees over a five-year period below 12% of the Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.


     Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above in determining option awards. The option awards made with respect to the common stock of the Corporation's parent, Thermo Electron, were determined by the human resources committee of the board of directors of Thermo Electron using a similar analysis.

STOCK OWNERSHIP POLICIES

     During fiscal 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other executive officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.


     In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid ratably to the Corporation over a five-year period. No such loans are currently outstanding under the plan.


     The Committee also adopted a policy requiring its executive officers to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based." The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

1996 CEO COMPENSATION

     The salary and bonus of Mr. Hansen are established using the same criteria as for the salaries and bonuses for the Corporation's other named executive officers. In determining Mr. Hansen's compensation as reported, the Committee considered, among other factors, his efforts to open additional spas by calendar year-end, development of physician licensing programs for the Softlight process, expansion of the Corporation's international programs and development of the Corporation's management and infrastructure to support its commercial activities.

     Awards to Mr. Hansen to purchase shares of the Corporation's Common Stock are reviewed and determined periodically by the Committee using criteria similar to that used for other executive officers of the Corporation. No awards to purchase shares of the Corporation's Common Stock were made to Mr. Hansen in fiscal 1996. In addition to stock option awards by the Committee, Mr. Hansen may receive awards to purchase shares of the Common Stock of Thermo Electron or its other majority owned subsidiaries from time to time as part of Thermo Electron's stock option program due to his position as a chief executive officer of a majority owned subsidiary of Thermo Electron. The stock option awards to Mr. Hansen in fiscal 1996 with respect to shares of the following companies were awarded under this program: Thermo BioAnalysis Corporation, Thermo Fibergen Inc., ThermoLyte Corporation, Thermo Optek Corporation, ThermoQuest Corporation, Thermo Sentron Inc. and Trex Medical Corporation. The option awarded to Mr. Hansen in fiscal 1996 with respect to the shares of Thermo Electron was granted by the human resources committee of the board of directors of Thermo Electron using an analysis similar to that used by the Committee for officers of the Corporation and described under Executive Compensation - Stock Option Program.


                       Dr. Nicholas T. Zervas (Chairman)
                            Dr. Carliss Y. Baldwin
                           Dr. Elias P. Gyftopoulos

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since June 10, 1994 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Cosmetics/Personal Care Industry.


           COMPARISON OF TOTAL RETURN AMONG THERMOLASE CORPORATION,
              THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX AND
   THE DOW JONES TOTAL RETURN INDEX FOR THE COSMETICS/PERSONAL CARE INDUSTRY
--------------------------------------------------------------------------------

------------------------------------------------------
                 6/10/94  12/30/94  9/29/95  9/27/96
------------------------------------------------------
    TLZ            100       129      679      779
------------------------------------------------------
    AMEX           100        98      123      129
------------------------------------------------------
DJ COSMETICS       100       112      137      191
------------------------------------------------------

     The total return for the Corporation's Common Stock (TLZ), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Cosmetics/Personal Care Industry (DJ COSMETICS) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TLZ."

                         RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held, majority owned subsidiaries, including the Corporation which was created by ThermoTrex. From time to time, Thermo Electron and its subsidiaries will create other majority owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are referred to hereinafter as the "Thermo Subsidiaries".)


     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.


     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to , or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.


     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. Thermo Electron assessed the Corporation an annual fee equal to 1.2% and 1.25% of the Corporation's revenues for these services for calendar 1995 and for the periods prior to calendar 1995, respectively. Effective January 1, 1996, the fee was reduced to 1.0% of the Corporation's revenues. The fee may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Corporation $293,000 in fees under the Services Agreement. Management believes that these charges are reasonable and that the terms of the Services Agreement are representative of the expenses the Corporation would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on costs attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.


     From time to time, the Corporation may transact business with other
companies in the Thermo Group.   In fiscal 1996, such transactions included the
following: ThermoTrex provides certain services to the Corporation, including personnel administration, accounting, data processing, and general administrative management. The Corporation was charged $327,000 for these services in fiscal 1996.


     During fiscal 1996, the Corporation engaged the LORAD division of Trex Medical Corporation, a majority-owned subsidiary of ThermoTrex, to manufacture 143 laser systems at various prices for an aggregate cost of $8,549,000. As of September 28, 1996, the Corporation had committed to purchase 132 additional laser systems at an aggregate cost of $6,402,000.


     The Corporation subleases office and research facilities from ThermoTrex and is charged for the actual square footage occupied at approximately the same cost-per-square-foot paid by ThermoTrex under it prime lease. During fiscal 1996, the Corporation paid an aggregate of $125,000 under this arrangement. Currently, the cost of the area occupied by the Corporation is $342,000 per year.


     In August 1996, the Corporation loaned $125,000 to Mark H. Wurth, a Vice President and executive officer of the Corporation, in connection with Mr. Wurth's relocation to San Diego, California. The loan is non-interest bearing and is payable one year from the date of issue.


     As of September 28, 1996, $6,001,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

STOCK HOLDING ASSISTANCE PLAN

     In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a Stock Holding Assistance Plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. No such loans are currently outstanding under the plan.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1997. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1991. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside Directors, the purpose of which is to review the scope and results of the audit.

                                 OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the Proxy holders to vote shares represented by the Proxies in the discretion of such Proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1997 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than October 20, 1997.

                            SOLICITATION STATEMENT

     The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


San Diego, California
February 14, 1997

                                 FORM OF PROXY


                            THERMOLASE CORPORATION


      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 12, 1997


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints John C. Hansen, John N. Hatsopoulos and Jonathan W. Painter, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of ThermoLase Corporation, a Delaware corporation (the "Company"), to be held on Wednesday, March 12, 1997, at 10:00 a.m., at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02154 and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on January 30, 1997, with all of the powers the undersigned would possess if personally present at such meeting:



           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)




          Please mark your

[   x   ] votes as in this

          example.



1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).



          FOR       [_]          WITHHELD  [_]



_______________________________________
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)


NOMINEES: Carliss Y. Baldwin, Elias P. Gyftopoulos, John C. Hansen, Robert C. Howard, Paul F. Kelleher, Anthony J. Pellegrino, Firooz Rufeh, Kenneth Y. Tang, Gary S. Weinstein and Nicholas T. Zervas.


2. In their discretion on such other matters as may properly come before the Meeting.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE NOMINEES SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.


Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.



SIGNATURE(S)_______________________________________   DATE_________________

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.